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Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex and Novartis Amend Drug Discovery and
Development Collaboration

        Cambridge, MA, February 03, 2004—Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today announced that Vertex and Novartis Pharma AG have amended their collaboration directed at targets in the protein kinase gene family.

        The revised agreement provides for a more rapid and earlier stage transfer of the drug candidates discovered by Vertex to Novartis for clinical development. Vertex will continue to be responsible for drug discovery. Novartis is able to pursue research in the kinase field independently of Vertex. Under the amended agreement, Novartis will have the responsibility for preclinical and full clinical development. Novartis will also continue to provide research funding to Vertex until the end of the research term in 2006. Vertex will receive milestone payments based on Novartis' acceptance and clinical advancement of drug development candidates.

        "We are pleased to continue our partnership with Vertex," said Dr. Joerg Reinhardt, Head of Pharma Development, Novartis Pharma AG. "The revised structure of this collaboration will enable earlier compound transfer to Novartis, with resulting control of clinical development of novel medicines by Novartis in critical areas of medical need, including cancer and autoimmune disease."

        "This earlier transfer of drug candidates to Novartis will provide Vertex with greater development capacity to invest in its independently owned drug candidates," said Joshua Boger, Ph.D., Chairman and CEO of Vertex Pharmaceuticals. "The drug candidates discovered under the collaboration and transferred to Novartis will provide Vertex with an earlier opportunity to achieve preclinical and clinical milestones."

        Through 2006, Vertex expects to recognize additional research revenue of approximately $100 million. Under the revised agreement, Vertex will nominate preclinical drug candidates for acceptance by Novartis. Vertex may receive up to $35 million in license fees and milestones for each preclinical drug candidate accepted by Novartis, assuming successful development and product registration, including $10 million upon the initial acceptance of each preclinical drug candidate. Vertex's entitlement to receive royalties on sales of products that are commercialized as part of the collaboration is unchanged from the earlier agreement. Novartis has exclusive worldwide development, manufacturing and marketing rights for the preclinical drug candidates it accepts from Vertex.

Progress in Kinase Research

        Protein kinases are enzymes that play a key role in propagating biochemical signals in many different biological pathways. More than 500 kinases have been described in scientific literature, and specific kinases have been implicated in a wide range of diseases, including cancer, cardiovascular disease, inflammatory disease, and neurological disease. As such, kinases represent important control points for small molecule therapeutic intervention. To accelerate drug discovery in the kinase gene family and other gene families, Vertex has pioneered a parallel approach to drug design which groups protein targets according to structural similarity, in order to leverage medicinal chemistry efficiently and increase the output of novel drugs for a variety of major diseases.

        Following initiation of the research collaboration with Novartis in May 2000, Vertex has conducted extensive drug discovery research across the kinase gene family. Vertex researchers have determined the atomic structure of more than 20 novel kinase drug targets and more than 300 kinase/inhibitor co-complexes, providing information to accelerate drug design and furthering scientific understanding of the role kinases play in disease. Most recently, Vertex researchers published structural interpretations of how mutations in kinases like Flt-3 can lead to uncontrolled cellular proliferation and cancer. Using proprietary in silico and in vitro methodologies, Vertex has designed an expanded and diverse library of proprietary kinase inhibitors, leading to the filing of more than 90 patents covering many hundreds of distinct chemical scaffolds.

        To date, Vertex has advanced three small molecule kinase inhibitors as potential development candidates: VX-680 and VX-528 for oncology indications, and VX-608 for neurological disease. Novartis will have an option to develop VX-608 under the terms of the amended agreement. Vertex may opt to continue development of VX-680 and VX-528 under the terms of the original agreement, or to develop and commercialize these drug candidates independently. Vertex expects to advance multiple additional compounds into preclinical development in 2004, principally directed at cancer, inflammation, and autoimmune disease.

About Vertex

        Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company's strategy is to commercialize its products both independently and in collaboration with major pharmaceutical partners. Vertex's product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer. Vertex co-promotes the new HIV protease inhibitor, Lexiva™, with GlaxoSmithKline.

        This press release may contain forward-looking statements, including statements that (i) the revised structure of the collaboration will enable the more rapid clinical development of novel medicines; (ii) research progress in the kinase area has the potential to provide Vertex with near-term revenue opportunities; (iii) Vertex may receive up to $35 million in pre-commercial payments for each drug candidate accepted by Novartis; and (iv) Vertex's approach to drug design can effectively increase the output of novel drugs for a variety of major diseases. While management makes its best efforts to be accurate in making forward-looking statements, such statements are subject to risks and uncertainties that could cause Vertex's actual results to vary materially. These risks and uncertainties include, among other things, the risk that the agreement does not continue to completion, that Vertex may not be successful in identifying novel kinase inhibitors for transfer to Novartis, that Novartis may not accept compounds proposed by Vertex, that clinical trials of Vertex's kinase inhibitors may not proceed as planned due to technical, scientific, or patient enrollment issues, that clinical results of Vertex's kinase inhibitors will not reflect positive preclinical results and other risks listed under Risk Factors in Vertex's form 10-K filed with the Securities and Exchange Commission on March 31, 2003.

        Lexiva™ is a registered trademark of the GlaxoSmithKline group of companies.

        Vertex's press releases are available at www.vrtx.com.

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Vertex Contacts:

Lynne H. Brum, VP, Corporate Communications and Financial Planning, (617) 444-6614
Michael Partridge, Director, Corporate Communications, (617) 444-6108

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Vertex and Novartis Amend Drug Discovery and Development Collaboration